WEDNESDAY FEBRUARY 27, 7:01 AM EASTERN TIME

PRESS RELEASE

SOURCE: ICN Pharmaceuticals, Inc.


Investors:                                              Media:
---------                                               -----
Joe Schepers                                            Peter Murphy
212-754-4422                                            714-545-0100, ext. 3213


     ICN PHARMACEUTICALS REPORTS RECORD FOURTH QUARTER AND RECORD YEAR

                    - RECORD REVENUE Q4 AND FULL YEAR -
                      - RECORD OPERATING INCOME Q4 -
                - RECORD PRE-TAX INCOME Q4 AND FULL YEAR -
                           - RECORD ROYALTY Q4 -

COSTA MESA, Calif., February 27, 2002 -- ICN Pharmaceuticals, Inc. (NYSE:
ICN) today announced record revenues for the fourth quarter and the year
2001.

During the fourth quarter, the company achieved the highest level of revenues and pre-tax income in any quarter of the company's history. For the fourth quarter, revenues were a record $262.3 million, compared to $209.2 million in 2000, an increase of 25%. Operating income in the fourth quarter was a record $77.6 million compared to $19.2 million in 2000, an increase of 303%. This represents an increase in operating income in the specialty pharmaceutical business of $38.8 million and a $19.5 million increase in the royalty revenue, net of the increase in R & D expenses of $4.5 million. Pre-tax income was a record $63.4 million, a significant increase from $6.3 million a year earlier. Net income in the fourth quarter was $33.5 million compared to a loss of $4.9 million in the fourth quarter of 2000. Earnings per diluted share before an extraordinary item (related to the company's previously announced restructuring plan) for the fourth quarter were $0.40, compared to a loss of $0.02 per share in the fourth quarter of 2000.

For the year 2001, ICN posted record revenue of $858.1 million compared to $800.3 million a year ago, up 7 %. Operating income in 2001 was $189.3 million compared to $184.0 million in 2000, up 3%. Pre-tax income for the year was a record $144.4 million, compared to $129.6 million in 2000, an increase of 11%. Income for 2001 before an extraordinary loss due to repurchase of debt (due to the restructuring plan) was $85.2 million compared to $93.4 million in 2000 and earnings per diluted share before extraordinary loss were $1.02 for 2001 compared to $1.14 in 2000.

EBITDA was $260 million in 2001. Stockholders' equity rose to $803 million in 2001 from $757 million in 2000. During the year, the company repurchased and redeemed an aggregate of $308 million of its 9 1/4% and 8 3/4% senior notes, resulting in an extraordinary charge of $21.1 million net of taxes.

Fourth quarter royalties for ribavirin improved to $54 million in 2001, following the launch by Schering-Plough Corporation of pegylated interferon/ribavirin combination treatment in October 2001. Schering-Plough markets ICN's ribavirin in the U.S. and Europe under the brand name Rebetol(R) for use in combination with its IntronA(R) or Peg Intron(R) to treat chronic hepatitis C. Schering-Plough also launched Rebetol/IntronA(R) combination therapy in Japan in December 2001.

Royalties from ribavirin in 2001 were $137.0 million, down from $155.1 million in 2000, reflecting the warehousing of patients as physicians awaited the availability of pegylated interferon/ribavirin combination treatment.

ICN Americas

North America

Total North American Pharmaceutical sales were $173.7 million in 2001, compared to $120.6 million in 2000, an increase of 44%. Operating income for the year was $68.2 million as compared to $47.9 million the prior year, an increase of 42%. Results benefited from the introduction of the NLite(TM) laser system, a non-ablative general wrinkle reduction laser. In addition, ICN North America has hired a team of marketing personnel to oversee an enhanced drive to increase sales of ICN skin care and cosmetic treatments.

Latin America

Latin American sales remained relatively flat at $128.2 million in 2001 compared to $127.5 million in 2000. Operating income in 2001 was $40.8 million compared to $42.0 million in 2000.

Operations saw the introduction of 5 new products in Mexico and 4 new products in Brazil. In Argentina, ICN acquired a line of 69 dermatological products and 16 ophthalmological products.

ICN International

ICN's International operations are now headquartered in Basel, Switzerland. ICN has assembled a team of seasoned executives recruited from industry giants, such as Roche and Novartis, to lead the international expansion.

Western Europe

Sales in Western Europe were $206.4 million in 2001 compared to $187.2 million in 2000, an increase of 10%. Operating income was $26.4 million versus $16.4 million in 2000, an increase of 61%.

Western European results benefited from strong performance in Mestinon(R) sales throughout the region, as well as by improvements at the company's subsidiary in Poland, where sales grew by 47%, fueled by the introduction of new products and increased market penetration through an enlarged sales force and new marketing organization. Operating income in Poland increased from $3.4 million in 2000 to $9.2 million in 2001. Western European sales also benefited from the sales of Spain-based Nuclosina(R), which generated $12.7 million in sales in 2001. Operating income in Spain increased 11% to $7.0 million.

Eastern Europe

Eastern European sales for the year were $103.1 million in 2001, down from $106.3 million in 2000. The region reported an operating loss of $5.9 million for 2001 compared to an operating loss of $3.9 million in 2000. In 2001, the company increased investments in marketing and advertising. ICN Russia successfully completed its expansion into nine important regional markets across the country. In the most important market, Moscow, ICN has become the single largest pharmacy retailer with over 100 retail outlets. The fourth quarter of 2001 was Russia's first profitable quarter, since the first quarter of 2000, with $1.6 million in operating profit compared to an operating loss of $1.2 million, in 2000.

Asia, Australia, Africa

Sales in Asia, Australia and Africa were $49.8 million compared to $45.1 million in 2000, an increase of 10%. The company posted an operating profit of $5.3 million compared to a $0.5 million loss in 2000. In the fourth quarter, AAA pharmaceutical sales reached $13.7 million, which was 57% more than the same quarter for the prior year. This success is attributable to improvements in the ICN international supply chain.

In 2001, ICN continued to develop and consolidate its own marketing and sales infrastructure in the major markets in this vast region. ICN's own organizations are operational in Australia, Philippines, Taiwan, Singapore, United Arab Emirates, Saudi Arabia and Egypt. The best results were achieved in Australia, where an ICN subsidiary, taking over marketing and sales from distributors and other partners, achieved sales of $7.4 million for 2001.

Research and Development

Research and development expenses increased 62% from $18.8 million in 2000 to $30.5 million in 2001. Total research and development spending for 2001 was $52.7 million, which included capital improvements for new equipment and facilities.

The company noted that as a result of its increased R&D efforts, an Investigational New Drug Application (IND) had been filed in December 2001 for Viramidine(TM), a nucleoside analog. At the time the IND takes effect, the company plans to initiate Phase I trials of in subjects with chronic hepatitis C to address the safety and efficacy of Viramidine(TM).

To further expand the antiviral pipeline, ICN in-licensed a compound being developed for the treatment of chronic hepatitis B. Also during 2001, the company acquired more than 70,000 diverse non-nucleoside analog compounds to complement its existing nucleoside library.

Milan Panic, chairman and chief executive officer, stated, "We have turned the corner with respect to Rebetol(R) sales. Royalties were a record for the fourth quarter in the United States and abroad. The royalties from the fourth quarter surpass any prior quarter in the company's history." Mr. Panic added, "Our higher Sales and Marketing expenses indicate how aggressive we are in moving into niche markets in the specialty pharmaceuticals business. Despite the increased sales and marketing activities, overall G & A is down, reflecting increased efficiencies."

ICN
is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals under the ICN brand name. Its therapeutic focus is on anti-infectives, including anti-virals, dermatology and oncology.

Additional information is also available on the Company's website at http://www.icnpharm.com .

THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

Consolidated Condensed Statement of Income for the three and twelve months ended December 31, 2001 and 2000

                                                                      Three Months Ended              Twelve Months Ended
                                                                         December 31,                     December 31,
                                                              ------------------------------------------------------------------
In thousands, except per share data                               2001             2000               2001            2000
                                                              --------------   --------------    ---------------  --------------

Total revenues:                                                   $ 262,304        $ 209,189          $ 858,104       $ 800,304
                                                              --------------   --------------    ---------------  --------------
Product sales                                                       208,303          179,177            721,115         645,190
Royalties                                                            54,001           30,012            136,989         155,114

Cost of product sales                                                81,321           76,887            285,736         262,818
Selling, general and administrative expenses                         84,626           99,285            320,472         304,314
Research and development costs                                       10,707            6,205             30,474          18,769
Amortization of goodwill and intangibles                              8,078            7,585             32,084          30,448
                                                              --------------   --------------    ---------------  --------------
                                                                    184,732          189,962            668,766         616,349
                                                              --------------   --------------    ---------------  --------------
    Income from operations                                           77,572           19,227            189,338         183,955

Interest, net                                                        12,359           10,893             46,149          47,814
Other (income) loss, net including translation and exchange           1,825            2,040             (1,168)          6,587
                                                              --------------   --------------    ---------------  --------------
    Income before provision for
       income taxes, minority interest and extraordinary loss        63,388            6,294            144,357         129,554

Provision for income taxes                                           30,151            8,096             58,609          37,683
Minority interest                                                      (308)            (106)               548          (1,534)
                                                              --------------   --------------    ---------------  --------------

Income (loss) before extraordinary loss                              33,545           (1,696)            85,200          93,405

Extraordinary loss, net of tax                                            -            3,225             21,066           3,225
                                                              --------------   --------------    ---------------  --------------
Net income (loss)                                                  $ 33,545         $ (4,921)          $ 64,134        $ 90,180
                                                              ==============   ==============    ===============  ==============

Basic earnings per common share
    Income (loss) before extraordinary loss                          $ 0.41          $ (0.02)            $ 1.05          $ 1.18
    Extraordinary loss *                                                  -            (0.04)             (0.26)          (0.04)
                                                              --------------   --------------    ---------------  --------------
    Net income (loss)                                                $ 0.41          $ (0.06)            $ 0.79          $ 1.14
                                                              ==============   ==============    ===============  ==============
    Shares used in per share computation                             81,641           79,976             81,124          79,395
                                                              ==============   ==============    ===============  ==============

Diluted earnings per common share
    Income (loss) before extraordinary loss                          $ 0.40          $ (0.02)            $ 1.02          $ 1.14
    Extraordinary loss *                                                  -            (0.04)             (0.25)          (0.04)
                                                              --------------   --------------    ---------------  --------------
    Net income (loss)                                                $ 0.40          $ (0.06)            $ 0.77          $ 1.10
                                                              ==============   ==============    ===============  ==============
    Shares used in per share computation                             98,869           79,976             83,166          82,264
                                                              ==============   ==============    ===============  ==============

* Repurchased debt related to restructuring.